Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tara Y. Harrison (434) 817-8587

VIRGINIA NATIONAL BANKSHARES CORPORATION

ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Charlottesville, VA –April 28, 2020 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported first quarter net income of $1.4 million, or $0.52 per diluted share, a 13% increase compared to net income of $1.2 million, or $0.491 per diluted share recognized during the first quarter of 2019.

“We are pleased to post a strong first quarter, with increases in organic loan growth and noninterest income, quarter-over-quarter as well as compared to the first quarter of last year,” said Glenn W. Rust, President and Chief Executive Officer.  “Our liquidity position is strong, and we have built a solid capital base.  Both of these factors will be vital as we move through unprecedented times for the foreseeable future with the repercussions of COVID-19.”

Our Response to COVID-19

“Consistent with our mantra of ‘It’s all about the people…and always will be,’ we reacted swiftly to the outbreak of COVID-19,” continued Mr. Rust.  Following is a brief summary of what our Company has done in this regard since the beginning of March:

•

Devoted significant resources to accept applications for the Small Business Administration (SBA) Paycheck Protection Program (PPP), a program designed to provide a direct incentive for small businesses to keep employees on their payroll.  We worked diligently to process all applications in our queue during the first round of SBA PPP funding, and we are actively taking applications for the second round of funding. We have been able to assist many nonprofits and local businesses through this program and will continue to work with them during these times.

•	Accommodated requests from commercial customers to allow for deferral of payments for a 90-day period.
•	Maintained our high standards of credit quality on organic loan funding to limit our credit risk exposure.
•

Revisited our capital and liquidity stress tests, as well as our capital and liquidity contingency plans to validate how we can react effectively to the economic downturn caused by this pandemic and to gauge the amount of SBA PPP loans we can and should accept.

[1]	Common share data for prior periods presented has been adjusted to reflect the 5% stock dividend paid in the third quarter of 2019.

Our Response to COVID-19, continued

•

Began social distancing in mid-March within our Company and Virginia National Bank (the Bank), as well as distancing ourselves from the public by keeping our drive-thru services available, as well as encouraged customers to conduct transactions at ATMs, through online banking and the Bank's mobile app.   We also increased consumer and business mobile deposit limits to encourage customers to make deposits remotely from the safety of their home or business.

•

Implemented a schedule whereby the majority of our staff members are working remotely at any given time, allowing the remaining essential staff to create more distance between each other within our offices.

•

Augmented the number of staff in our client service center to assist customers by telephone.  We also moved the client service center to a larger location to allow the team members to be physically separated in accordance with social distancing guidelines.

•

Enhanced our disinfecting procedures to include hospital-grade cleaning solution and increased the frequency of cleaning.  We have issued personal protective equipment to our employees to enhance their safety.

•

Encouraged customers and employees to support local businesses by donating to them or purchasing gift cards.  We also provided space in our parking lot for a local produce supplier to deliver online purchases of boxes of food and urged customers and employees to support them as well as make donations through this outlet.

•

Provided frequent email communications to customers and employees regarding updates on COVID-19, helpful tips and status of Bank initiatives, as well as warning customers of potential scams during this pandemic.

First Quarter 2020 Select Financial Highlights

•

Gross loans outstanding at March 31, 2020 totaled $554.0 million, an increase of $14.4 million, or 2.7% compared to December, 31, 2019, and an increase of $25.6 million, or 4.8%, compared to March 31, 2019.

•

The balance of loans in non-accrual status decreased from $552 thousand at March 31, 2019 to $273 thousand as of March 31, 2020, due largely to the receipt of an anticipated payout from the liquidator for the surety company that formerly insured the student loans.

•

Loans 90 days or more past due and still accruing interest amounted to $733 thousand as of March 31, 2020, $771 thousand as of December 31, 2019, and $629 thousand as of March 31, 2019. These balances include a government guaranteed loan of approximately $548 thousand.

•

A provision for loan losses of $765 thousand was recognized during the first quarter of 2020, compared to $875 thousand during the fourth quarter of 2019 and $684 thousand during the first quarter of 2019.

•	The period-end allowance for loan losses as a percentage of total loans was 0.85% as of March 31, 2020, compared to 0.78% at the end of December 2019 and 0.93% as of March 31, 2019.
•

Noninterest income for the first quarter of 2020 increased $610 thousand, or 57.6%, compared to the first quarter of 2019, primarily due to the increase in loan swap fee income.  The Bank earned $509 thousand in loan swap fee income in the first quarter of the current year, compared to $8 thousand in the same quarter of the prior year.

•

Noninterest expense for the first quarter of 2020 increased $132 thousand, or 3.0%, compared to the same quarter in the prior year, due predominantly to increase in salaries and employee benefits related to the addition of experienced personnel in the Richmond and Roanoke markets and to the cyber security and network team.

•	Return on average assets (ROAA) for the first quarter of 2020 was 0.78% compared to 0.81% realized in the fourth quarter of 2019 and 0.80% realized in the first quarter of 2019.
•	The efficiency ratio on a fully tax equivalent basis (FTE) was 64.3% for the first quarter of 2020, compared to 61.2% for the fourth quarter of 2019 and 66.4% for the first quarter of 2019.
•

First quarter 2020 net interest income declined $46 thousand, or 0.8%, compared to the amount recognized in the fourth quarter of 2019, and declined $193 thousand, or 3.5%, compared to the amount recognized in the first quarter of 2019. These declines were the result of lower overall interest rates and the majority of our loans being variable or floating rate loans.

First Quarter 2020 Select Financial Highlights, continued

•	Net interest margin (FTE) declined 11 basis points to 3.20% from 3.31% for the fourth quarter of 2019, and declined 58 basis points from 3.78% for the first quarter of 2019.
•

The cost of funds of 75 basis points incurred in the first quarter of 2020 decreased from 76 basis points incurred during the fourth quarter of 2019, yet increased from 65 basis points incurred during the first quarter of 2019.  Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings, and money market accounts, remained in excess of 76% of total deposits at the end of the first quarters of 2020 and 2019, as well as the end of the year in 2019.

•	The loan-to-deposit ratio was 87.2% at March 31, 2020, compared to 86.9% at December 31, 2019 and 94.8% at March 31, 2019.
•

Tangible book value per share as of March 31, 2020, which reflects the 5% stock dividend effective July 2019, was $27.95.  This compares to $28.00 as of March 31, 2019, which was prior to, and therefore not adjusted for, the 2019 5% stock dividend.

•	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.
•	Cash dividends of $811 thousand were declared during the first quarter of 2020, while the remaining net income of $593 thousand, or 42.3%, was retained.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).  The Bank has four banking offices in Charlottesville and one in Winchester, and offers loan, deposit and treasury management services in Harrisonburg, Mechanicsville, Richmond and Roanoke, Virginia. During the first quarter of 2020, the Bank entered into a lease for branch and office space in Richmond, Virginia.  The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. The Bank offers investment advisory services under the name of Sturman Wealth Advisors.  Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.”  Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Certain statements in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals, and are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgement of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in: general economic and market conditions, including the effects of declines in real estate values, an increase in unemployment levels and general economic contraction as a result of COVID-19 or other pandemics; fluctuations in interest rates, deposits, loan demand, and asset quality; assumptions that underlie the Company’s allowance for loan losses; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (e.g., COVID-19 or other pandemics), and of governmental and societal responses thereto; the performance of vendors or other parties with which the Company does business; competition; technology; laws, regulations and guidance; accounting principles or guidelines; performance of assets under management; and other factors impacting financial services businesses.  Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed from time to time by the Company with the Securities and Exchange Commission. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	March 31, 2020	December 31, 2019 *	March 31, 2019
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$19,312	$14,908	$10,965
Federal funds sold	12,262	4,177	3,639
Securities:
Available for sale, at fair value	102,054	114,041	61,312
Restricted securities, at cost	1,736	1,684	1,684
Total securities	103,790	115,725	62,996
Loans	553,959	539,533	528,360
Allowance for loan losses	(4,704)	(4,209)	(4,905)
Loans, net	549,255	535,324	523,455
Premises and equipment, net	5,955	6,145	6,846
Bank owned life insurance	16,519	16,412	16,900
Goodwill	372	372	372
Other intangible assets, net	391	408	458
Accrued interest receivable and other assets	9,243	9,808	10,169
Total assets	$717,099	$703,279	$635,800
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$190,618	$166,975	$160,071
Interest-bearing	124,350	122,994	108,933
Money market and savings deposit accounts	218,432	221,964	157,737
Certificates of deposit and other time deposits	101,736	109,278	130,458
Total deposits	635,136	621,211	557,199
Accrued interest payable and other liabilities	5,672	5,961	6,076
Total liabilities	640,808	627,172	563,275
Commitments and contingent liabilities
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,702,373 (including 14,368 nonvested shares), 2,692,005 (including 4,000 nonvested shares) and 2,560,138 shares issued and outstanding at March 31, 2020, December 31, 2019, and March 31, 2019, respectively	6,720	6,720	6,400
Capital surplus	32,234	32,195	27,522
Retained earnings	37,828	37,235	39,126
Accumulated other comprehensive loss	(491)	(43)	(523)
Total shareholders' equity	76,291	76,107	72,525
Total liabilities and shareholders' equity	$717,099	$703,279	$635,800

*	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(Unaudited)

	For the three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest and dividend income:
Loans, including fees	$5,871	$5,957	$6,097
Federal funds sold	85	192	19
Investment securities:
Taxable	509	369	252
Tax exempt	75	69	81
Dividends	24	24	26
Total interest and dividend income	6,564	6,611	6,475

Interest expense:
Demand and savings deposits	695	663	381
Certificates and other time deposits	494	527	459
Repurchase agreements and other borrowings	-	-	67
Total interest expense	1,189	1,190	907
Net interest income	5,375	5,421	5,568
Provision for loan losses	765	875	684
Net interest income after provision for loan losses	4,610	4,546	4,884

Noninterest income:
Wealth management income	310	572	347
Advisory and brokerage income	178	154	136
Royalty income	47	4	4
Deposit account fees	179	201	181
Debit/credit card and ATM fees	157	186	157
Earnings/increase in value of bank owned life insurance	107	111	110
Fees on mortgage sales	47	60	30
Gains on sales of securities	53	3	-
Loan swap fee income	509	50	8
Other	82	124	86
Total noninterest income	1,669	1,465	1,059

Noninterest expense:
Salaries and employee benefits	2,424	2,449	2,346
Net occupancy	452	451	479
Equipment	131	114	117
Data processing	328	331	316
Other	1,208	882	1,153
Total noninterest expense	4,543	4,227	4,411

Income before income taxes	1,736	1,784	1,532
Provision for income taxes	332	353	286
Net income	$1,404	$1,431	$1,246
Net income per common share, basic *	$0.52	$0.53	$0.46
Net income per common share, diluted *	$0.52	$0.53	$0.46
Weighted average common shares outstanding, basic *	2,692,803	2,692,005	2,678,184
Weighted average common shares outstanding, diluted *	2,694,090	2,693,437	2,687,098

*	Shares and per share data have been retroactively adjusted to reflect a 5% stock dividend effective July 5, 2019.

VIRGINIA NATIONAL BANKSHARES CORPORATION

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

(Unaudited)

	At or For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Common Share Data:
Net income per weighted average share, basic [1]	$0.52	$0.53	$0.71	$0.79	$0.46
Net income per weighted average share, diluted [1]	$0.52	$0.53	$0.71	$0.79	$0.46
Weighted average shares outstanding, basic [1]	2,692,803	2,692,005	2,689,092	2,688,005	2,678,184
Weighted average shares outstanding, diluted [1]	2,694,090	2,693,437	2,690,142	2,688,965	2,687,098
Actual shares outstanding	2,702,373	2,692,005	2,692,005	2,560,138	2,560,138
Tangible book value per share at period end	$27.95	$27.98	$27.77	$28.72	$28.00

Key Ratios:
Return on average assets[2]	0.78%	0.81%	1.15%	1.33%	0.80%
Return on average equity[2]	7.28%	7.43%	9.96%	11.53%	7.03%
Net interest margin (FTE)[3]	3.20%	3.31%	3.54%	3.67%	3.78%
Efficiency ratio (FTE)[4]	64.31%	61.22%	66.90%	65.24%	66.35%
Loan-to-deposit ratio	87.22%	86.85%	90.10%	94.26%	94.82%

Net Interest Income:
Net interest income	$5,375	$5,421	$5,474	$5,461	$5,568
Net interest income (FTE)[3,4]	$5,395	$5,440	$5,491	$5,481	$5,589

Capital Ratios:
Tier 1 leverage ratio	10.59%	10.81%	11.42%	11.51%	11.37%
Total risk-based capital ratio	14.04%	15.08%	15.55%	15.68%	15.12%

Assets and Asset Quality:
Average Earning Assets	$678,941	$653,195	$616,306	$599,836	$599,776
Average Gross Loans	$535,824	$526,249	$516,637	$524,424	$533,358
Allowance for loan losses:
Beginning of period	$4,209	$3,983	$4,817	$4,905	$4,891
Provision for (recovery of) loan losses	765	875	(120)	(64)	684
Charge-offs	(388)	(689)	(747)	(114)	(709)
Recoveries	118	40	33	90	39
Net charge-offs	(270)	(649)	(714)	(24)	(670)
End of period	$4,704	$4,209	$3,983	$4,817	$4,905

Non-accrual loans	$273	$299	$337	$390	$552
Loans 90 days or more past due and still accruing	733	771	199	617	629
OREO	-	-	-	-	-
Total nonperforming assets (NPA)	$1,006	$1,070	$536	$1,007	$1,181

NPA as a % of total assets	0.14%	0.15%	0.08%	0.16%	0.19%
NPA as a % of total loans plus OREO	0.18%	0.20%	0.10%	0.19%	0.22%
Allowance for loan losses to total loans	0.85%	0.78%	0.76%	0.92%	0.93%
Non-accruing loans to total loans	0.05%	0.06%	0.06%	0.07%	0.10%
Net charge-offs to average loans[2]	0.20%	0.49%	0.55%	0.02%	0.05%

[1]	Share and per share data have been retroactively adjusted to reflect a 5% stock dividend effective July 5, 2019.
[2]	Ratio is computed on an annualized basis.
[3]	The net interest margin and net interest income are reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 21%.
[4]

The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of fully tax equivalent (FTE) net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.